Exhibit 99.0

[Letterhead of SGBN]

To:	Mattel International Holdings B.V. SINGAPORE

1 Scotts Road

Unit 23-06 Shaw Center

Singapore 0922

Mattel France S.A.S.

27-33 rue d’Antony Silic 145

94523 Rungis Cedex

France

Mattel GmbH

Postfach 10 20 70

63266 Dreieich

Germany

July 1st, 2005

Ladies and Gentlemen:

Master Agreement for the Transfer of Receivables dated 30th November, 2001, as amended, between ourselves as the Bank, Mattel France S.A.S. and Mattel GmbH as the Sellers and Mattel International Holdings B.V. as the Depositor (the “Master Agreement”)

We refer to the Master Agreement, and terms defined therein shall have the same meaning when used in this letter (unless otherwise defined herein).

As described in the renewal letter dated June 14th 2005 between yourselves and ourselves, the amendment to the Commitment Termination Date was subject to conditions which allow to strengthen the transaction. For further clarification, the amendments to the Master Agreement are as follows:

1. Amendment to Clause 1.1 of the Master Agreement :

The definition of “Excess Concentration,” from the beginning of such definition to the beginning of subclause (A) of such definition, is replaced with the following, provided that the portion of such definition beginning with subclause (A) is retained in its current form:

“Excess Concentration”

means, on any Assessment Date, the sum of (a) and (b), where :

(a) is, with regard to the Debtor Toys “R” Us, the amount, if any, by which (i) exceeds (ii) where:

(i)	is the Outstanding Amount of Eligible Transferred Receivables standing against such Debtor; and

(ii)	is 3% of the Outstanding Amount of all Eligible Transferred Receivables; and

(b) is the amount, if any, by which (x) exceeds (y), where

(x) is the largest of the following amounts:

(i)	the Outstanding Amount of Eligible Transferred Receivables standing against the largest Debtor bearing a short term rating of A-1+, A1 or P1 or being subject to an equivalent credit risk appreciation, whether public or not, by the Rating Agencies;

(ii)	the Outstanding Amount of Eligible Transferred Receivables standing against the two largest Debtors bearing a short term rating of A-2 or P2 or being subject to an equivalent credit risk appreciation, whether public or not, by the Rating Agencies;

(iii)	the Outstanding Amount of Eligible Transferred Receivables standing against the three largest Debtors bearing a short term rating of A-3 or P3 or being subject to an equivalent credit risk appreciation, whether public or not, by the Rating Agencies; and

(iv)	the Outstanding Amount of Eligible Transferred Receivables standing against the five largest Debtors bearing no short term rating; and

(y) is the Rate of Overcollateralisation multiplied by the Outstanding Amount of Eligible Transferred Receivables;

provided, however, that if on such Assessment Date any Debtor referred to in the largest of subclauses (i) through (iv) of subclause (x) is Toys “R” Us, then the Outstanding Amount of Eligible Transferred Receivables standing against Toys “R” Us for purposes of the calculations in subclause (x) shall be reduced by the amount, if any, of subclause (a); and

provided, further, that in relation to all of the foregoing calculations in this definition of “Excess Concentration”:”

2. Amendment to Clause 15.15 (a) of the Master Agreement:

Clause 15.15 of the Master Agreement (“Program parameters”) is hereby modified by replacing subclause 15.15(a) with the following:

“(a) On any Assessment Date the three-month rolling average of the Delinquency Rate exceeds (i) from 1st August to 31st December in any year (both dates inclusive), 3 per cent., and (ii) at any other time, 5 per cent., or the three month rolling average of the Default Rate exceeds 8.25 per cent., or the three month rolling average of the Dilution Rate exceeds (i) from 1st July to 31st December in any year (both dates inclusive) 4.5 per cent., (ii) from 1st March to 31st May in any year (both dates inclusive) 10 per cent., and (iii) at any other time, 7 per cent.”

This amendment shall take effect on the next Settlement Date being the 11th July, 2005.

Please confirm your agreement to the matters set out above by countersigning the enclosed copy of this letter and returning it to us.

This letter is governed by Dutch law.

Yours faithfully,

/s/ Ginette Barraud	/s/ Wiebelle Haan
Ginette Barraud	Wiebelle Haan
Société Générale Bank Nederland N.V.

Accepted and agreed

Name : /s/ Richard Kei
Richard Kei
Mattel International Holdings B.V.

Name : /s/ Francoise Grevisse
Francoise Grevisse
Mattel France S.A.S.

Name : /s/ Hermann Geis
Hermann Geis
Mattel GmbH